Exhibit 10.20
CONTINGENT ASSET SALE AGREEMENT
Conejo Mountain Funeral Home & Memorial Park
Camarillo, California 93012
     CONTINGENT ASSET SALE AGREEMENT (“Agreement”) dated this 22nd day of November, 2006, by and among CARRIAGE CEMETERY SERVICES, INC., a Texas corporation (“Buyer”), and SCI FUNERAL SERVICES, INC., an Iowa corporation (“SCI Funeral Services”);
W I T N E S S E T H:
     WHEREAS, there is currently pending a transaction (the “Alderwoods Transaction”) described in and to be accomplished pursuant to an Agreement and Plan of Merger dated April 2, 2006 by and among Service Corporation International (“SCI Parent”), Coronado Acquisition Corporation and Alderwoods Group, Inc. (“Alderwoods Parent”);
     WHEREAS, upon the closing of the Alderwoods Transaction (the “Alderwoods Merger Closing”), SCI Funeral Services will be an affiliate of Alderwoods Group (California), Inc., a California corporation (“Seller”);
     WHEREAS, Buyer desires to purchase certain assets of the Seller;
     WHEREAS, contingent upon the Alderwoods Merger Closing, SCI Funeral Services will cause the Seller to assume all obligations as the “Seller” under the terms of this Agreement and to be bound by the terms of this Agreement, and upon such assumption, SCI Funeral Services will be released of all liability arising under this Agreement, all as set forth below;
     WHEREAS, Seller owns and operates a funeral business and cemetery business and conducts such business under the name Conejo Mountain Funeral Home & Memorial Park located at 2052 Howard Road, Camarillo, California 93012 (the “Business”);
     WHEREAS, the names Conejo Mountain Funeral Home and Conejo Mountain Memorial Park (whether separately or in combination with each other) are hereinafter referred to as the “Trade Names”;
     WHEREAS, SCI Funeral Services and Buyer desire to establish, contingent upon the Alderwoods Merger Closing, the terms for the sale and transfer from Seller to Buyer of the Assets (hereafter defined), in exchange for cash, upon the terms and subject to the conditions herein set forth; and
     WHEREAS, this Agreement sets forth the terms and conditions to which the parties have agreed;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations and warranties herein contained, the parties, intending to be legally bound hereby, agree as follows:
TERMS OF CONTINGENCY
     A. SCI Funeral Services shall promptly advise Buyer of the occurrence of the Alderwoods Merger Closing and agrees that, contingent upon the Alderwoods Merger Closing, within ten (10) days after the date of the Alderwoods Merger Closing (the “Alderwoods Merger Closing Date”), SCI will cause (x) the Seller (i) to execute the joinder (the “Seller Joinder”) following the signature page of this Agreement whereby the Seller will assume all obligations as a “Seller” under this Agreement, and (ii) to deliver the executed Seller Joinder to Buyer and (y) SCI California Funeral Services, Inc., a California corporation (“SCI California”), to execute and deliver to Buyer the guaranty of Seller’s obligations under this Agreement (the “Guaranty”) following the signature page of this Agreement. Buyer agrees that subject to and upon the occurrence of Alderwoods Merger Closing, Seller’s execution of the Seller Joinder and SCI California’s execution of the Guaranty, Buyer will thereupon become obligated to purchase the Assets (defined below) of Seller subject to the terms and conditions of this Agreement.
     B. Buyer acknowledges that SCI Funeral Services does not and will not own the Assets and that the sole obligation of SCI Funeral Services under this Agreement is to cause the Seller to execute the Seller Joinder and SCI California to execute the Guaranty within ten (10) days after the Alderwoods Merger Closing Date, but only if and when the Alderwoods Merger Closing occurs. If the Alderwoods Merger Closing Date has not occurred on or before December 15, 2006, then either SCI Funeral Services or Buyer, at its option, may terminate this Agreement upon fifteen (15) days prior written notice to the other of its election to terminate this Agreement and, in such event, no party shall have any further liability or obligation under this Agreement, provided that no such termination will be effective if the Alderwoods Merger Closing Date occurs during such 15-day notice period; in which event SCI Funeral Services will immediately cause the Seller to assume the obligations as a “Seller” under this Agreement. None of Alderwoods Parent, SCI Parent, SCI Funeral Services, nor Buyer, nor any of its respective affiliates, shall have any liability to any other party if the Alderwoods Merger Closing is delayed or never occurs for any reason whatsoever. In no event shall the foregoing operate to extend the Closing past the Outside Closing Date specified in Section 2.1, and this Agreement shall automatically terminate if Buyer has not received the Seller Joinder and the Guaranty on or before the fifth business day preceding the Outside Closing Date.

     C. SCI Funeral Services and Buyer expressly agree that even though the terms of this Agreement as set forth below in Articles I-X are written as being effective on the date hereof, such terms will only become effective on the date, if ever, that Seller executes the Seller Joinder and SCI California executes the Guaranty, and then such provisions will be effective only between Seller and Buyer (and, pursuant to the Guaranty, SCI California); provided however, that (i) SCI Funeral Services and Buyer agree that the provisions of Section 8.6 and Article X shall apply to and govern this Terms of Contingency Section, (ii) once Seller executes the Seller Joinder, the representations and warranties of Seller hereunder shall be effective as of and relate back to the effective date of this Agreement, and (iii) notwithstanding when the Alderwoods Merger Closing Date or Seller Joinder occurs, SCI Funeral Services shall permit Buyer beginning no later than the day after the date of this Agreement to have the access described in Section 5.2 and to enable the Survey described in Section 7.2 and inspections described in Section 7.3 to be conducted.
ARTICLE I
Purchase and Sale
     Section 1.1. Transfer of Assets. Subject to the terms and conditions of this Agreement, Seller does hereby agree to sell, transfer, convey and deliver to Buyer, and Buyer does hereby agree to purchase and accept from Seller, all of the assets, property and rights located at, used in connection with or arising out of the Business, including without limitation those described below, excluding only the Excluded Assets described in Section 1.2:
     (a) Fee simple title to the real property described in Schedule 1 to Exhibit A to this Agreement (the “Real Property”);
     (b) All furniture, fixtures, equipment, and other tangible personal property owned by Seller located at the Real Property which is necessary to operate the Business including, without limitation, those items listed on Schedule 2 to Exhibit A to this Agreement;
     (c) All vehicles listed on Schedule 3 to Exhibit A to this Agreement;
     (d) All merchandise inventory located at the Business, including but not limited to that described in Schedule 4 to Exhibit A to this Agreement, plus or minus any changes in said inventories which result from the ordinary course of the operation of the Business subsequent to the date of such listing and until the Effective Time and all Services in Progress (as hereinafter defined);
     (e) All rights of the Business in all contracts, agreements and commitments listed on Schedule 5 to Exhibit A to this Agreement;

     (f) All preneed funeral and/or cemetery merchandise and/or service agreements generated in the operation of the Business (the “Preneed Agreements”), including, without limitation, those described in Schedules 7 and/or 8 to Exhibit A to this Agreement, including contracts and accounts receivable associated therewith;
     (g) All interest of Seller in all proceeds of insurance policies relating to or arising from the Preneed Agreements, including those described in Schedule 7 to Exhibit A to this Agreement;
     (h) All interest of Seller in and to all bank, trust, investments or other funds or accounts relating to or arising from the Preneed Agreements, including those described in Schedule 8 to Exhibit A to this Agreement;
     (i) All funeral at need accounts and notes receivable, and all cemetery preneed and at need accounts and notes receivable, in each case generated in the operation of the Business including, without limitation, those listed on Schedule 9 to Exhibit A to this Agreement, plus or minus any changes in said receivables which result from the ordinary course of the operation of the Business subsequent to the date(s) of such listing(s) and until the Effective Time (as hereafter defined), but not including any receivables due from insurance companies or trust funds as a result of the Preneed Agreements Serviced (as hereafter defined) by the Business prior to the Effective Time;
     (j) All utility and other deposits previously paid to and/or now held by third parties in connection with the operation of the Business;
     (k) The goodwill of Seller in the Business, together with all lists of present or former customers of the Business, all business books and records (whether in tangible or electronic format) that are beneficial and useful to Buyer in continuing the Business, the telephone and fax numbers and listings for the Business and all internet domain names (if any), all transferable government licenses and permits of the Business, and all of Seller’s right, title and interest in and the right to use the Trade Names throughout the trade areas in which the Business is currently doing business, and any other names so similar as to require consent of Seller to their rightful use, and all goodwill associated therewith; and
     (l) All other assets, rights and properties owned or held by Seller used in the operation of, or in connection with, the Business or located thereon, excluding those described in Section 1.2.
     All property to be sold by Seller to Buyer described above shall be hereinafter collectively referred to as the “Assets.” At the Closing referred to in Section 2.1, the Seller shall convey to the Buyer the Assets free and clear of any and all liens, security interests, pledges, encumbrances, leases (including vehicle leases) or title restrictions of any kind (collectively, “Liens”), other than the Permitted Encumbrances against Real Property determined in accordance with Section 7.2.
     Section 1.2. Excluded Assets. Seller shall not transfer, convey or assign to Buyer the following assets: (a) non-preneed related cash and cash equivalents, subject to Section 1.6(b) below, (b) accounts receivable related to funeral or cemetery Preneed Agreements that have matured and been Serviced (as defined below) prior to the Effective Time, (c) computer software and similar rights, (d) corporate records, minutes and records of shareholders’ and directors’ meetings, and (e) all other assets of the Seller which are not used exclusively or primarily in the ownership, operation or maintenance of the Business and which are not necessary or useful to the continued operation of the Business in a manner consistent with the Seller’s past practices including training, promotional materials, procedure and policy manuals and other similar intellectual property rights (together the “Excluded Assets”). Except as specifically excepted above, it is intended that the assets, properties and rights of the Business to be sold to the Buyer shall include all of the assets, properties and rights reflected in the Schedules to Exhibit A to this Agreement, other than inventory and accounts receivable that are disposed of, and/or Preneed Agreements that are Serviced (as defined below) or transferred/refunded, in each case in the ordinary course of business prior to the Effective Time, but including all similar assets, properties and rights that may have been acquired in the ordinary course of business since the date of such listings and prior to the Effective Time.
     Section 1.3. Consideration for Assets Payable at the Closing. On the terms and subject to the conditions of this Agreement, Buyer, in consideration for the transfer and delivery to it of the Assets as herein provided, will, in addition to the assumption of liabilities set forth in Section 1.4 below, pay to Seller at the Closing the sum of Eight Million and No/100 Dollars ($8,000,000.00) (the “Purchase Price”), in cash, to be delivered by bank wire transfer to such account as Seller shall designate to Buyer at least one business day prior to the Closing Date.
     Section 1.4. Assumption of Liabilities. From and after the Effective Time, Buyer agrees to assume and perform only the following liabilities and obligations (collectively, the “Assumed Liabilities”):
     (a) The obligations of Seller under and pursuant to the terms and conditions of the Preneed Agreements, including any contracts associated therewith as well as all Services in Progress, as defined below, but excluding obligations under any Preneed Agreements not disclosed in Schedules 7 and/or 8 to Exhibit A unless such undisclosed Preneed Agreements are properly funded (by trust funds, insurance or otherwise) to legally required levels which will become available to Buyer upon Servicing thereof (“Undisclosed Preneed Obligations”); and
     (b) The obligations of the Business under and pursuant to the terms and conditions of those contracts included in Schedule 5 to Exhibit A to this Agreement.
     The assumption by the Buyer of the Assumed Liabilities shall not enlarge any rights or remedies of any third parties under any contracts or arrangements with the Seller. Nothing herein shall prevent the Buyer from contesting in good faith any of the Assumed Liabilities, but such right to contest shall not affect Buyer’s obligation to indemnify Seller from the Assumed Liabilities, as set forth herein.
     Section 1.5. Limitations on Assumption. Notwithstanding Section 1.4 above, the Buyer will not assume and does not agree to pay or discharge any obligations or liabilities of the Seller not specifically included in the Assumed Liabilities and, in particular, Buyer shall not assume or agree to pay or discharge any of the following:
     (a) any notes or accounts payable of any kind, regardless of whether entered into in the ordinary course of the Business;
     (b) any federal, state or local tax of any type, whether arising by reason of the sale of the Assets (except as otherwise set forth herein) or by operation of the Business prior to the Effective Time;
     (c) any losses, costs, damages or expense based upon or arising from any claims, litigation, legal proceedings or other actions against the Seller or the Business, whether asserted or unasserted, known or unknown, based upon any set of facts occurring prior to the Effective Time, including but not limited to litigation (if any) disclosed on Exhibit A hereto;
     (d) the liabilities and obligations under any warranties to customers with respect to goods or products sold or services provided by the Seller or the Business prior to Effective Time;
     (e) all personal injury, product liability claims, claims of environmental damage, claims of hazards to health, strict liability, toxic torts, enforcement proceedings, cleanup orders and other similar actions or claims instituted by private parties or governmental agencies, with respect to the conduct of the Business by and operations of the Seller prior to the Effective Time;
     (f) all wages, salaries, compensation, employment taxes and employee benefit costs arising and accrued prior to the Effective Time;
     (g) Undisclosed Preneed Obligations; and

     (h) any other liability or obligation not specifically included within the Assumed Liabilities.
     Section 1.6. Prorations; Services in Progress; Transaction Taxes.
     (a) At Closing, real and personal property taxes, as well as rents under leases and utility bills, and payments under the contracts included in Assumed Liabilities, shall be prorated as of the Effective Time, the Seller being charged and credited for all of same up to such date and Buyer being charged and credited for all of same on and after such time.
     (b) All revenues from and direct costs for merchandise paid to third parties associated with Services in Progress will be allocated to the Buyer. For purposes of this Agreement, “Services in Progress” means any “at need” funeral or cemetery related services (including preneed maturities) for which a contract has been entered into, but which has not been Serviced, as of the Effective Time. For purposes of this Agreement, a funeral or cemetery related service is deemed “Serviced” when the body or remains have been cremated or interred. Seller shall account to Buyer for the amount of any cash or other payments received by it for Services in Progress. Buyer shall be responsible for the delivery of any merchandise remaining after Closing to be delivered under Serviced contracts, whether preneed or at-need, but shall be entitled to all trust withdrawals associated with that merchandise.
     (c) Seller shall pay all transfer taxes, and Buyer shall pay all sales taxes, deed stamps and the like, in each case that arise directly as a result of the transactions provided for in this Agreement.
     Section 1.7. Allocation of Purchase Price. The parties agree that the Purchase Price shall be allocated among the categories of Assets as set out in Exhibit B to this Agreement, for all accounting and tax purposes, and that they shall not take any position inconsistent therewith without the other party’s prior consent.
     Section 1.8. Effective Time. The “Effective Time” of the transfer of the Assets shall be 12:01 a.m. on the Closing Date.
ARTICLE II
Closing
     Section 2.1. Closing. The closing of the transaction provided for in this Agreement (the “Closing”) shall take place at the offices of Seller, 1929 Allen Parkway, Houston, Texas 77019, at 11:00 o’clock a.m. on the later to occur of (i) February 7, 2007, or (ii) the fifth business day following the later to occur of (x) the date that all Regulatory Approvals are obtained for Buyer’s acquisition of the Business, as described in Section 6.5, or (y) the date on which Buyer receives from Seller its Seller Joinder and from SCI California the Guaranty, under “Terms of Contingency” above (the “Closing Date”), or at such other location, time and date as the parties shall mutually agree, but in no event later than March 15, 2007 (“Outside Closing Date”). In the event of any postponement thereof, all references in this Agreement to the Closing Date shall be deemed to refer to the time and to the date to which the Closing Date shall have been so postponed as herein provided.
     Section 2.2. Instruments of Conveyance and Transfer. At the Closing, Seller shall deliver to Buyer such warranty deeds, bills of sale, endorsements, lease and other assignments, motor vehicle registrations, internet domain name transfers, and other good and sufficient instruments of transfer, conveyance and assignment, in form reasonably satisfactory to Buyer, as shall be effective to vest in Buyer good and marketable title to the Assets. Seller’s warranty of title under such deeds shall extend back to the date of acquisition of the Real Property by Seller and any predecessor-in-interest that is or was affiliated with SCI Parent, Alderwoods Parent or The Loewen Group, Inc., but not before. Both Seller and Buyer shall execute and deliver such other documents and pay such expenses as called for by this Agreement or which are usual and customary and which are necessary to close the transaction provided for herein. Seller shall take all such steps as may be reasonably required to put Buyer in actual possession and control of the Assets and the Business as of the Closing.
ARTICLE III
Representations and Warranties by Seller
     Seller hereby represents and warrants to Buyer as follows:
     Section 3.1. Organization; Standing; Authorization; Capacity.
     (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California, with all requisite corporate power and authority to own and to conduct the Business as it is now being conducted. By the 15th day after the later of (i) the date of this Agreement or (ii) the Alderwoods Merger Closing Date (the “Approval Date”), the execution, delivery and performance of this Agreement by Seller shall have been duly and effectively authorized by the board of directors of Seller, and no further action or other authorization or consent is required. Seller shall take all commercially reasonable actions necessary to obtain such board authorization by the Approval Date, and shall provide written evidence thereof to Buyer by the Approval Date. This Agreement has been duly executed and delivered by Seller, and subject to the contemplated board authorization referenced above, constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.
     (b) Neither the execution or delivery of this Agreement by Seller nor consummation of the transactions contemplated hereby will result in a breach, violation or default by Seller of or under any judgment, decree, mortgage, agreement, indenture or other instrument or agreement, rule, regulation or statute applicable to Seller or to which Seller is a party or by which Seller, the Business or any of the Assets are bound.
     Section 3.2. Financial Information. The income and expense statements for each business location comprising the Business for the twelve months ended December 31, 2003, 2004 and 2005, and for the six months ended June 30, 2006, as well as the reports of cemetery acreage, space sales (units) and property inventory at the Business, copies of all of which are provided hereto as a part of Exhibit C, fairly present and accurately reflect in all material respects the results of operations of each such location for the periods then ended and the acreage, units and inventory of the Business as of the dates shown on such reports. However, such income and expense statements historically have been prepared for in house use only, and not for publication, and do not include inter-company items, adjustments and other items required in statements prepared in accordance with generally accepted accounting principles. Expenses for merchandise and other items reflected in the income and expense statements may be less than those available to Buyer for the same items. Except to the extent disclosed in this Agreement and such financial statements, there is no liability or obligation (whether accrued, absolute, contingent or otherwise) which is or might become an obligation of or Lien against any Business or any of the Assets.
     Section 3.3. Tax Matters.
     (a) Seller has (separately, or as a part of a consolidated group) filed all federal, state and local income, sales, ad valorem, intangible, franchise tax and employee benefit plan returns/reports which are required to be filed by it with respect to the Business as of the Effective Time, and has reported all taxable income and loss, and paid all taxes required to be paid or taxes due pursuant to any assessment received by Seller, including both penalties and interest.
     (b) Seller has properly withheld from employees’ compensation all taxes required to be withheld by it and has timely remitted all such withholdings to the proper taxing authorities.
     (c) All amounts received by Seller on sales by the Business which are required under applicable state law to be trusted have been deposited in trust, and all federal, state and local income tax returns and information returns required to be filed concerning such trusts and the income from such trusts have been filed.
     Section 3.4. Rights of Third Parties. Other than as disclosed in Schedule 5 to Exhibit A to this Agreement or included within the Permitted Encumbrances (as provided for in Section 7.2 of this Agreement), no third party has any lease, license, easement, or agreement or other right, recorded or unrecorded, arising by law or otherwise, giving such third party any right or interest to use, occupy or possess any real or personal property of Seller included in the Assets.
     Section 3.5. Title to Assets. Seller has good and marketable title to all of the Assets, subject to no Lien, except for Permitted Encumbrances. All assets, rights and properties presently used in the conduct of the Business are owned or validly leased by Seller and are included within the Assets (except for the Excluded Assets described in Section 1.2). The Seller is in actual possession and control of all properties owned or leased by it which are presently used in the conduct of the Business.
     Section 3.6. Description of Properties, Contracts and Personnel Data. On or before the third business day preceding the Closing Date, the following Schedules to Exhibit A to this Agreement shall be delivered by Seller to Buyer on a compact disk, which delivery shall constitute Seller’s certification that such Schedules, which shall thereupon be incorporated herein by reference, conform to the requirements of this Agreement. Each such Schedule shall set forth true and complete information as to the matters described below, all as of the date of such delivery, unless otherwise indicated thereon (but in no event shall any information be as of a date more than sixty (60) days prior to the Closing Date). Items appropriately disclosed on one Schedule (or Exhibit) need not also be disclosed on any other Schedule (or Exhibit), provided, however, that the relevance or applicability of disclosure as to each other Schedule is reasonably apparent; and by way of example, any reference to “lease” in regard to vehicles on Schedule 3 to Exhibit A shall not mean that Buyer is thereby assuming or taking subject to any such lease obligations.
     (a) Real Property – Schedule 1 to Exhibit A. A legal description of all real property included in the Assets and a copy of each real property lease included in the Assets.
     (b) Equipment, Machinery, Furniture, Etc. – Schedule 2 to Exhibit A. A list of all major items of equipment, machinery, furniture and fixtures, whether owned or leased, included in the Assets.
     (c) Automobile Equipment – Schedule 3 to Exhibit A. A list of all automobiles, trucks, and other vehicles included in the Assets.

     (d) Merchandise Inventory – Schedule 4 to Exhibit A. A description of the merchandise inventory included in the Assets.
     (e) Contracts – Schedule 5 to Exhibit A. A list of all contracts, agreements and commitments of Seller or the Business included in the Assets, including without limitation lease agreements covering items described in these Schedules and all outstanding no-compete, employment, consulting, confidentiality and other similar agreements with current and former employees, consultants and owners, as well as the Business’s cemetery rules and regulations (if not otherwise obtained by [as confirmed by Buyer in writing] or delivered by Seller to Buyer prior to Closing), all as amended and then in effect, which list includes copies of all such documents. Contracts for interment rights and funeral and/or cemetery merchandise or services will not be included in this Schedule.
     (f) Personnel – Schedule 6 to Exhibit A. A list of the names, position, date of hire and current annual salary or hourly salary rate for each employee of the Business.
     (g) Preneed Insurance Policies – Schedule 7 to Exhibit A. A list of all insurance policies used to fund Preneed Agreements, including (where available) policy number, insured and owner names, issue date, face amount of insurance, and other data normally included in Seller’s internal records in a compilation of insurance policies.
     (h) Preneed Trust Funds – Schedule 8 to Exhibit A. A list of all uninsured Preneed Agreements included in the Assets, including contract number and/or customer name, sale date, contract price and other data normally included in Seller’s internal records in a compilation of Preneed Agreements. Also, the trust liability (or similar) report for each trust account relating to the Business, indicating the location of each and the amount held in trust, with detail (where available) of principal, income or earnings, withdrawals and outstanding balance, and whether or not included in a commingled trust; copies of the trust agreements, as amended and currently in effect (for only those trusts which will be continued, and not replaced or substituted for, by Buyer); and copies of the most recent date available bank statements or other periodic report of the Trustee for each trust, and the audit or other reports furnished to or prepared by the state regulatory agency which oversees such trusts.
     (i) Accounts Receivable – Schedule 9 to Exhibit A. A list of all accounts and notes receivable included in the Assets.
     Section 3.7. Litigation. Except as disclosed to the Buyer in Schedule 10 to Exhibit A (if any exists) and except for any Decision and Order issued by the Federal Trade Commission (“FTC”) in connection with the Alderwoods Transaction (“Decision and Order”), there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Seller, threatened against or affecting the Seller (with respect to the operation of the Business) or any of the Assets, at law or in equity or before or by any court, governmental body or arbitration panel, except for any such claim, action, suit, proceeding or investigation which would not, individually or in the aggregate, have an adverse effect on the business, operations or (in Seller’s reasonable judgment) prospects of the Business (taken as a whole) or any substantial portion of the Assets, or which would prevent the carrying out of this Agreement, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded, or require Buyer to divest itself of the Assets or the Business.
     Section 3.8. Court Orders and Decrees. Except as disclosed to the Buyer in Schedule 10 to Exhibit A and except for any Decision and Order, there is not outstanding or, to the knowledge of Seller, threatened any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal against or affecting Seller, relating to the Assets or the Business.
     Section 3.9. Trade Names. Seller has the legal right and title to use the Trade Names in all trade areas in which the Business conducts business. To Seller’s knowledge, neither the Trade Names (as they are used in the trade areas in which the Business conducts business) nor any other intellectual property included in the Assets infringes upon the intellectual property rights of any other person, and no other person is infringing upon the Trade Names (as they are used in the trade areas in which the Business conducts business) or other intellectual property rights included in the Assets.
     Section 3.10. Contracts and Leases. All contracts, agreements, leases and commitments included in the Assets are in good standing and in full force and effect, valid and enforceable in accordance with their respective terms, and neither the Seller, nor, to the knowledge of the Seller, any of the other parties thereto (but specifically excluding customer/purchaser obligations under Preneed Agreements), are in default thereunder or breach thereof.
     Section 3.11. Preneed and Trust Accounts. All funds received by the Business under or in connection with Preneed Agreements, as well as all funds designated for endowment or perpetual care, have been deposited on a timely basis in appropriate accounts and/or insurance contracts to the extent required by applicable laws and regulations and have been administered and reported in accordance with the terms of agreements with the purchasers, under applicable trust agreements, and as required by applicable laws and regulations. All Preneed Agreements and endowment or perpetual care obligations are funded by trust or insurance products; no preneed liability is covered by bond, letter of credit or other similar credit support.

     Section 3.12. Licenses and Continuation of the Business. Seller and all personnel at the Business who are engaged in licensed activity are in possession of all licenses, permits, certificates of occupancy and authorizations which under all applicable laws, regulations, rules and ordinances are necessary to enable Seller to own and operate the Business as the same is now being conducted, and all of the same are in full force and effect.
     Section 3.13. Compliance with Laws. The Business is currently being (and until the Closing will be) operated in compliance with all federal, state, municipal and other statutes, rules, ordinances and regulations applicable to the Business and the Assets, except for any such noncompliance which would not, individually or in the aggregate, have a material adverse effect on the condition, business, operations or (in Seller’s reasonable judgment) prospects of the Business or any substantial portion of the Assets.
     Section 3.14. Environmental Matters. The Business is presently being operated in compliance in all material respects with all applicable federal, state, and local environmental statutes and regulations, and to Seller’s knowledge, there is no existing regulatory requirement with a future compliance date that will require material operational changes or material capital expenditures at the facilities of the Business. Since the date that the Business was acquired by Seller or its predecessor affiliated with SCI Parent or Alderwoods Parent (the “Acquisition Date”), no “hazardous substance,” as that term is defined in the federal Comprehensive Environmental Response, Compensation and Liability Act, no petroleum or petroleum products and no “solid waste,” as that term is defined in the Federal Resource Conservation and Recovery Act, has been leaked, spilled, deposited or otherwise released, on the Real Property. Any such substances that have been generated or used on or about the Real Property since the Acquisition Date have been used, managed and disposed of in accordance with all environmental laws.
     Section 3.15. Accounts Receivable. At Closing the accounts receivable to be included within the Assets will be valid and legally enforceable obligations of the account parties whose names are listed in the books and records of the Business, legally (but not necessarily financially) collectible in accordance with their terms, subject to bankruptcy, insolvency, moratorium, or other similar laws affecting creditors’ rights generally.
     Section 3.16. Absence of Changes or Events. Since June 30, 2006, the Business has been operated in the ordinary course and, without limiting the generality of the foregoing, there has not been:
     (a) any material adverse change in the condition, operations, properties or (in Seller’s reasonable judgment) prospects of the Business, taken as a whole;

     (b) any material damage, destruction or losses against the Business or any waiver of any rights of material value to the Business, taken as a whole;
     (c) any claim or liability for any material damages for any actual or alleged negligence or other tort or breach of contract against or affecting the Business; or
     (d) any transaction or event entered into or affecting the Business other than in the ordinary course of the business.
     Section 3.17. Full Disclosure. The representations and warranties made by the Seller hereunder or in any Schedules or certificates furnished to the Buyer pursuant hereto, do not and will not contain any untrue statement of a material fact.
     Section 3.18. Transfer of Assets. On the Closing Date, Seller will convey to Buyer all of the assets that Seller is required to transfer to Buyer pursuant to any Decision and Order, and Seller shall have obtained all approvals and consents necessary to make such transfer.
     Section 3.19. No Other Representations or Warranties. Except as expressly stated in this Agreement, Seller makes no other representation or warranty of any kind whatsoever.
ARTICLE IV
Representations and Warranties of Buyer
     Buyer hereby represents and warrants to Seller as follows:
     Section 4.1. Authority.
     (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, duly qualified to transact business as a foreign corporation within the State of California, and with all requisite corporate power and authority to own and conduct the Business as it is now being conducted. By the Approval Date, the execution, delivery and performance of this Agreement by Buyer shall have been duly authorized and consented to by the board of directors of Buyer and no other or additional consent or authorization is required by law. Buyer shall take all commercially reasonable actions necessary to obtain such board authorization by the Approval Date, and shall provide written evidence thereof to Seller by the Approval Date. The Closing of the transaction contemplated by this Agreement will not result in a breach, violation or default by Buyer of or under any judgment, decree, mortgage, agreement, indenture or other instrument applicable to Buyer.
     (b) This Agreement has been duly executed and delivered by Buyer, and subject to the contemplated board authorization referenced above, constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

     Section 4.2. Adequacy. Buyer acknowledges that the Assets and the intellectual property to be transferred pursuant to this Agreement will enable Buyer to operate the Business and that no other assets are needed from Seller to do so.
     Section 4.3. No Other Representations or Warranties. Except as expressly stated in this Agreement, Buyer makes no other representation or warranty of any kind whatsoever.
ARTICLE V
Covenants
     Section 5.1. Buyer’s Access to Website. Prior to the Closing, Seller shall electronically post online all, or nearly all, of the contents of Exhibit A and Exhibit C to this Agreement at https://dre103606.bmcgroup.com/Login.aspx? ReturnUrl=%2fDefault.aspx (the “Website”) in order to permit Buyer to timely conduct its due diligence of the Business. Seller will periodically update such Exhibits and Schedules to this Agreement as updated information is available and will post all of such Exhibits and Schedules and updates thereto on the Website. The final versions of such Exhibits and Schedules, as they exist on the Closing Date, will be delivered by Seller to Buyer at least three business days prior to Closing as contemplated in Section 3.6 above, and the same shall supersede any disclosures made on the Website.
     Section 5.2. Access to Business. From and after the date of this Agreement, Seller will give Buyer and its representatives full and free access to all on-site properties, books and records of the Business and to its personnel, so that Buyer may have full opportunity to make such investigation as it shall desire to make of the affairs of the Business and the Assets, provided that such investigation shall not unreasonably interfere with the operations of the Business. Such access shall include the opportunity to interview employees of the Business and to inspect the personnel files and other documentation relating to any such employee, to the extent permissible under applicable laws.
     Section 5.3. Conduct of Business Pending Closing. From and after the date of this Agreement and pending the Closing and except as otherwise permitted by this Agreement or as consented to by Buyer in writing, Seller covenants that:
     (a) Seller will conduct the Business only in the ordinary course which, without limitation, shall include compliance in all material respects with all applicable laws and regulations, and the maintenance in force of all insurance policies;
     (b) Seller shall preserve its business organization intact and use commercially reasonable efforts to maintain for the Business the goodwill of suppliers, customers and others having business relations with the Business; and

     (c) Seller shall not (i) commit any act or permit the occurrence of any event or the existence of any condition of the type described in Section 3.16; (ii) alter, amend, cancel or modify in any respect any of the contracts, leases and commitments included in the Assets, or the standard form of, and terms and conditions applicable to, Preneed Agreements; (iii) sell or otherwise dispose of any of the assets required to be described on Schedule 2 or 3 of Exhibit A; (iv) hire, fire, reassign or make any other change in key personnel of the Business; or (v) take any other action which would cause any of the representations and warranties by the Seller in this Agreement not to be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on the Closing Date.
     Section 5.4. Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use reasonable efforts, to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, all things necessary and appropriate to satisfy all conditions of and to consummate the transaction contemplated by this Agreement, including cooperating with the other parties to this Agreement and obtaining any necessary third party and governmental consents and approvals.
     Section 5.5. Further Assurances. From time to time after the Closing, at the request of Buyer, and without further consideration, but at no out-of-pocket cost to Seller, Seller will execute and deliver such additional instruments and will take such other actions as Buyer reasonably may require to convey, assign, transfer and deliver the Assets and the Business and otherwise carry out the terms of this Agreement.
     Section 5.6. Buyer’s Trustee and Preneed Trust Funds. Prior to Closing, Buyer shall secure all licenses, permits and other governmental authorizations and approvals required by the State of California as a prerequisite to Buyer selling Preneed Agreements or accepting funds paid by customers toward Preneed Agreements with the Business. Buyer shall, prior to Closing, select and designate a trustee or trustees (“Buyer’s Trustee”) that is qualified under state law to receive all bank, trust or other funds or accounts, excluding insurance premium payments, containing amounts that have been received by the Seller pursuant to preneed agreements for funeral or cemetery merchandise and/or services (“Preneed Trust Funds”) or which are being held as endowment care trust funds (“Endowment Care Funds”). As soon as practicable after the Closing, all Preneed Trust Funds and Endowment Care Funds shall be transferred for safekeeping to Buyer’s Trustee, and Buyer agrees that it shall be Buyer’s responsibility to ensure that all such funds will be held, administered and withdrawn only in accordance with state and federal law. All Preneed Trust Funds and Endowment Care Funds shall be transferred to Buyer’s Trustee in cash, and to the extent that the same are currently held or invested other than in cash, it shall be Seller’s responsibility to issue such instructions and take such other action so that the same is reduced to cash by the time required for transfer as provided above. The parties further agree that after the Closing and prior to the transfer to Buyer’s Trustee of the Preneed Trust Funds and the Endowment Care Funds, Seller and Seller’s trustee shall have the right to continue to administer all such Funds including making deposits and withdrawals and to receive all reports and communications from Seller’s trustee all as if the sale provided for in this Agreement had not closed. Should Buyer fail to designate a qualified Trustee or to otherwise accept the transfer of the Preneed Trust Funds within the later of six (6) months from and after the Closing Date or thirty (30) days after Seller has provided Buyer notice that Seller is prepared to transfer the Preneed Trust Funds (“Notice Period”), Seller may continue to administer the Preneed Trust Funds and Buyer shall pay to Seller $150.00 as an administration fee for each day that Seller continues to administer the Preneed Trust Funds after the Notice Period. Should Buyer designate a qualified Trustee which is prepared to accept such transfer within six (6) months following Closing, and if Seller has not caused the Preneed Trust Funds or Endowment Care Funds to be transferred prior to expiration of such six (6) month period, Seller shall pay to Buyer a fee of $150.00 for each day after expiration of such six (6) month period until transfer has occurred.
     Section 5.7. Post Closing Trust Fund Distributions. The parties agree that if as of the Closing Date, Seller has earned or is entitled to receive funds from either the Preneed Trust Funds or the Endowment Care Funds being transferred to Buyer’s Trustee pursuant to Section 5.6 above which have not been paid to Seller as of the Closing Date, the parties will work together to obtain for Seller all such funds, allowing Seller reasonable access to the books and records of the Business and the preparation and execution by Buyer of any forms, reports or similar documentation necessary or appropriate for such purpose. Likewise, if as of the Closing Date, the Preneed Trust Funds or Endowment Care Funds are not funded as required by law or additional amounts are legally required to be funded in connection with the liquidation of non-cash holdings as described in Section 5.6, it shall be Seller’s responsibility to fund such additional amounts.
     Section 5.8. Transfer of Data and Systems; Post Closing Access. Upon or within 90 days following Closing, Seller shall be entitled to obtain and/or retain any financial or other non-customer information pertaining to the Business as Seller shall desire, provided that Seller shall not disclose any such information or use it in competition against the Business. At the Closing, the parties shall arrange for and coordinate the transfer of all customer data and information related to the Business from Seller’s systems (whether located at the Business, at Seller’s corporate office, or elsewhere) to Buyer’s systems, in a form of electronic media, either on HMIS or converted into such other format as shall be reasonably acceptable to the Buyer, but without cost to the Seller. In addition, for such 90 day period, Buyer shall provide and allow Seller reasonable access to the facilities in which the Business is conducted and the Real Property as reasonably necessary to collect and remove any other Excluded Assets. Any such access shall be conducted under the supervision of a Buyer representative.
     Section 5.9. Post Closing Transfers. Immediately after the Closing, Buyer shall cause financial responsibility for all utilities, internet services, facsimile numbers, cellular telephone numbers, standard telephone numbers and listings, and any other third party services (“Third Party Services”) used in the Business to be transferred to the Buyer. Should financial responsibility for Third Party Services fail to be transferred within thirty (30) days after the Closing Date, Seller may terminate those Third Party Services without liability of any kind to Buyer.
     Section 5.10. Accounts Receivable. The parties anticipate that subsequent to the Closing, Buyer may receive payments of accounts and notes receivable that are not included in the Assets pursuant to Section 1.2(b). Buyer shall notify Seller upon receipt of any such payments, and Seller shall notify Buyer in case Seller receives any payments on notes or accounts receivable that are included in the Assets or other payments that are for Buyer’s account, and the parties shall establish a procedure for the delivery of all such payments to proper party. Each party will account to the other party as to any such collections received by it.
     Section 5.11. Customer Records; Trade Names. Seller represents that as of Closing it has not provided to any other person any customer information included in the books and records sold to Buyer hereunder, and it shall not use any information used or obtained by it prior to Closing for the purpose of soliciting any customers of the Business. Following the Closing, for so long as Buyer and its successors and assigns is using the Trade Names in whole or in part in the Business, Seller shall not cause or permit it or its affiliates to use or advertise any Trade Name (or any other names or logos deceptively similar thereto) in any trade areas in which the Business is currently doing business.
     Section 5.12. Employment Matters. On the Closing Date, the Buyer may (but shall not be required to) offer employment to each employee of the Business. The employees so offered employment who accept shall, as of the Effective Time, cease to be employees of the Seller and thereupon become employees of the Buyer. Seller shall be responsible for satisfying all claims, if any, of such employees as to accrued vacation, health benefits, workers compensation claims, termination and severance benefits, withdrawal liability and vested rights under any pension, profit sharing or other employee benefit plans of Seller or its affiliate, all arising and accrued prior to and through the day immediately preceding the Effective Time, and in no event shall the Buyer have any liability or responsibility in respect thereof.
     Section 5.13. Certain Transitional Matters. Following the Closing, Seller shall make available the reasonable use of its staff and employees who are familiar with the Business to answer questions and provide information to enable Buyer to integrate the operations, facilities and personnel included with the Business with the other funeral and cemetery operations of Buyer and its affiliates. In addition, Buyer may have, for a period of up to 45 days following the Closing, the use of the Seller’s standard preneed contract forms currently in effect and being used in the Business (“Preneed Contract Forms”), until such time (within such 45-day period) as Buyer obtains applicable regulatory approval for the use of Buyer’s own preneed contract forms, as well as the use of the Seller’s sales presentation materials currently in effect and being used in the Business (“Sales Presentation Materials”), until such time (within such 45-day period) as Buyer trains the sales counselors at the Business in the use of Buyer’s own sales presentation materials. The consent to the limited-term use of the Preneed Contract Forms and Sales Presentation Materials (collectively, “Seller Materials”) constitutes a non-transferable license only and does not constitute any conveyance of any proprietary interest therein to Buyer. Any proprietary rights in the Seller Materials do not constitute a portion of the “Assets” within the meaning hereof. Buyer will continue to have the right to retain copies of all preneed contracts entered into before the Closing and during the 45-day period referred to above. The Seller Materials may be used only for the limited purposes described herein and only at the Business. Buyer shall clearly delete all references to Seller in connection with their usage of the Seller Materials, including (without limitation) its corporate or other proprietary names and logos. Seller makes no representation or warranty regarding the sufficiency or legality of or otherwise regarding Buyer’s use of the Seller Materials. The foregoing reservation does not, however, affect the representations of Seller contained herein with respect to any Seller Materials used prior to the Closing.
     Section 5.14. Due Diligence Review. The parties acknowledge that Buyer shall not have had the full opportunity to complete its due diligence review of the Business and the Assets by the time this Agreement has been executed and delivered. Buyer’s determination of the

Purchase Price hereunder is based upon the accuracy of the representations and warranties contained herein as well as the absence of any fact, event or change in the Assets, operations, financial condition or prospects of the Business which, in the course of Buyer’s due diligence review, could have a material adverse effect on the value thereof to the Buyer. Buyer’s due diligence review specifically includes, but is not limited to, the state of the relationship between the Business and its employees, client families and former owners and the extent to which Buyer is able to obtain at or prior to Closing satisfactory arrangements with key employees and former owners regarding the continuation of their relationships (if any) with the Business. If, prior to Closing, Buyer determines from its due diligence review that any such fact, event or change has come to its attention, it will bring the same to Seller’s attention. In such event, or if Seller updates the Schedules pursuant to Section 3.6, then the parties will negotiate in good faith concerning any proposed adjustment to the Purchase Price or the other terms and conditions set forth herein. If the parties have not reached agreement as to the foregoing within ten business days thereafter (but in no event past the Outside Closing Date), then Buyer may terminate this Agreement upon written notice to Seller, but unless Buyer otherwise has a right to terminate under Section 9.1(c)(ii) through (vii) below, it shall nevertheless be required to thereupon pay the Break-Up Fee contemplated in Section 9.1(d) below. Buyer shall be deemed to have waived this Section 5.14 if it elects to close the transactions hereunder without Seller’s agreement to any such adjustment.
     Section 5.15. No Shop. For so long as this Agreement remains in effect, Seller shall not enter into any agreements or commitments, or further initiate, solicit or encourage any offers, proposals or expressions of interest, or otherwise hold any discussions with any potential buyers, investment bankers or finders, with respect to the possible sale or other disposition of all or any substantial portion of the assets and business of the Business, other than with the Buyer.
     Section 5.16. No Solicitation.
     (a) For a period of two (2) years after the Closing Date, neither the Seller nor any of its affiliates shall solicit to employ any individual who is, as of the date of this Agreement, an employee of the Business, unless such employee is not hired by Buyer upon Closing or such employee’s employment is terminated by Buyer after the Closing; provided, however, that nothing in this Section 5.16(a) shall prohibit the Seller or its affiliates from (i) publishing a general solicitation of employment in any newspaper, magazine, trade publication or other media not targeted specifically at employees of the Business, or (ii) hiring an employee of the Business who applies for employment with Seller, so long as such employee was not solicited by Seller, or its affiliates, in violation of this Section.
     (b) For a period of one year after the Closing Date, neither the Buyer nor any of its affiliates shall solicit to employ any individual who is, as of the date of this Agreement, an employee of the Seller or any of its affiliates at any location(s) within a fifty (50) mile radius of the location of the Business, other than employees whose work primarily relates to the Business, unless such employee’s employment is terminated by the Seller; provided, however, that nothing in this Section 5.16(b) shall prohibit the Buyer or its affiliates from (i) publishing a general solicitation of employment in any newspaper, magazine, trade publication or other media not targeted specifically at Seller’s employees, or (ii) hiring an employee of Seller or one of its affiliates who applies for employment with Buyer, so long as such employee was not solicited by Buyer in violation of this Section.
     (c) Both Buyer and Seller agree that upon the breach or threatened breach of the provisions of this Section, the remedies at law of the party threatened or subjected to such breach will be inadequate, and that the party threatened by or subjected to such breach shall be entitled to an injunction or injunctions to prevent such breaches and to enforce specifically the provisions hereof, in addition to any other remedy to which that party may be entitled at law or equity.
     Section 5.17. New Funeral Home Construction. Seller is in the process of constructing a new funeral home (“New Home”) on the Real Property. Seller has advised Buyer that Seller expects that construction of the New Home will be completed on or before December 31, 2006. Upon execution of this Agreement, to the extent not already included in the Schedules to this Agreement, Seller shall provide to Buyer copies of all construction contracts, plans, specifications and other materials and documents associated with construction of the New Home (“Construction Documents”). Notwithstanding the timing of the Closing hereunder, Seller shall remain responsible for completion of construction of the New Home in accordance with the applicable Construction Documents, and shall use such diligence as it would have were it retaining ownership of the Business to cause all architects, contractors, design firms, project managers and other third parties under privity to Seller with respect to the construction of the New Home to complete their work in a timely and proper fashion. Buyer shall allow representatives of Seller such reasonable access to the Real Property as may be reasonably necessary for Seller to exercise its responsibilities under this Section. Following completion of construction of the New Home, Seller shall transfer to and allow assumption by Buyer of all applicable Construction Documents, including any warranties given thereunder. Seller shall cause and direct all architects, contractors, design firms, project managers and other third parties in privity to Seller with respect to the construction of the New Home to look solely to Seller for all fees, costs, reimbursements and other amounts payable in connection with the construction project (all of which Seller agrees to pay, and against which to indemnify Buyer, including any mechanics and materialmen’s liens arising therefrom) . Seller represents that there has not been since June 30, 2006, and covenants and agrees that there shall not be between the date hereof and the date that construction is complete, any material changes or alterations to the Construction Documents, or otherwise to the plans for and/or the construction of the New Home. For purposes hereof, construction of the New Home shall not be considered complete until all of the following shall have occurred: (i) a final Certificate of Occupancy has been issued by the building department or equivalent arm of the local or municipal governmental agency having jurisdiction over the New Home; (ii) all work to be performed pursuant to the Construction Documents has been completed to the extent that Buyer may use and occupy the New Home in the normal conduct of the Business, specifically including (but not limited to) the finishing of all structural elements, walls, ceilings, flooring, ventilation, heating, air cooling, water, plumbing, lighting and electric power facilities; (iii) the New Home shall have been rendered in new and unblemished condition, except for those minor items constituting punch list items to be submitted to contractors which do not materially interfere with Buyer’s normal use and occupancy of the New Home or necessary access to facilities, such punch list to specify the anticipated completion date of each item shown thereon; and (iv) there shall have been installed in the New Home all furniture, fixtures and other furnishings required for the normal use and occupancy of the New Home for its intended purpose and as originally planned for the New Home.
     Section 5.18. Restrictive Covenants. Seller acknowledges that Buyer would not be willing to acquire the Assets hereunder without assurances that the Business will be protected from unfair competition. For this reason, Seller has agreed, for itself and on behalf of SCI Parent, Alderwoods Parent and their respective affiliates (collectively, “SCI Entities”), that:
     (a) No SCI Entity shall, directly or indirectly, for itself or as agent on behalf of any other person, for a period commencing on the Closing Date and ending five years thereafter (as extended for the period in which any SCI is in material violation of this covenant), anywhere within the Restricted Market Area (as defined below), open, construct, acquire, operate, manage, consult with or be involved in the management of any Death Care Business (as defined below).

     (b) For purposes of the foregoing, the “Restricted Market Area” means a five-mile radius surrounding the Business. The foregoing reference to “Restricted Market Area” is not, however, intended to restrict or qualify any other reference to “market area” in this Agreement.
     (c) A “Death Care Business” includes a funeral home, mortuary, cemetery, crematory, columbarium, mausoleum or other similar business engaged in the handling and final disposition of human remains.
     (d) The above covenants shall not be held invalid or unenforceable because of the scope of the territory or actions subject thereto or restricted thereby, or the period of time within which such covenants are operative; but any judgment of a court of competent jurisdiction may define the maximum territory and actions subject to and restricted thereby and the period of time during which such covenants are enforceable.
     (e) Buyer shall be entitled to specific performance hereof or injunctive relief or both, by temporary or permanent injunction or such other appropriate judicial remedy, writ or order as may be entered into by a court of competent jurisdiction, in case of any actual or threatened breach of the foregoing covenants, in addition to any damages that the Buyer may be legally entitled to recover.
     Section 5.19. Regulatory Cooperation. Each of the parties shall assist and cooperate with one another to effect promptly the transactions contemplated by this Agreement. Buyer shall as promptly as practicable use its commercially reasonable efforts to (i) prepare and furnish all necessary applications, information and documentation (including furnishing all information requested by the FTC), and take all other actions that may be necessary to demonstrate to the FTC that Buyer is an acceptable purchaser of the Assets, and that Buyer will effectively compete using the Assets; and (ii) obtain FTC approval of Buyer as an acceptable purchaser of the Assets and assist in causing the FTC Decision and Order issued in connection with the Alderwoods Transaction to become final without modification. Without limiting the generality of the foregoing, Buyer shall do whatever is reasonably necessary, proper or advisable to assist and cooperate with Seller in obtaining necessary consents, approvals or orders necessary to consummate the transactions contemplated by this Agreement. Subject to such cooperation by Buyer, Seller agrees to file its petition with the FTC for approval of the transactions hereunder by no later than December 22, 2006.
     Section 5.20. Decision and Order. Seller hereby grants to Buyer any of the rights that it is required to grant to Buyer pursuant to any Decision and Order. Seller agrees to keep Buyer reasonably informed as to the progress of its negotiations concerning the Decision and Order, and to promptly advise Buyer of any material developments, insofar as the same involves the Business, the Assets or Buyer, and to promptly provide a copy thereof to Buyer once signed.
     Section 5.21. Unique Preneed Merchandise. If any Preneed Agreements call for the delivery of products not available to Buyer because of exclusivity arrangements with Seller or its affiliates, Seller will make arrangements with Buyer to enable Buyer to purchase that merchandise, either from Seller or directly from Seller’s vendor, to enable Buyer to fulfill those Preneed Agreements, at prevailing commercial prices and terms.
ARTICLE VI
Conditions to Respective Obligations of Buyer and Seller
     The respective obligations of each of Buyer and Seller under this Agreement are subject to the conditions that:
     Section 6.1. Representations and Warranties True When Made and At Closing. All of the representations and warranties of the other party shall be true and correct in all material respects on and as of the date of this Agreement and the Closing Date (unless made as of another designated date).
     Section 6.2. Performance of Obligations. The obligations of the other party hereto shall have been discharged in all material respects prior to or on the Closing Date.
     Section 6.3. Closing Certificates. Each party hereby agrees that it shall deliver to the other party a written instrument signed by an officer of the other party certifying that the conditions specified in Sections 6.1 and 6.2, as to such party, have been satisfied, and delivery of such certificate by each party shall be a condition to other party’s obligations hereunder.
     Section 6.4. Board Approvals.
     (a) The transactions contemplated by this Agreement shall have been approved by the Board of Directors of Seller.
     (b) The transaction contemplated by this Agreement shall have been approved by the Board of Directors of the Buyer.
     Section 6.5. Third Party Consents and Governmental Approvals. Each party shall have received such evidence as it shall have determined is reasonably necessary or appropriate to the effect that all consents, approvals and authorizations have been obtained in order to consummate the transactions described herein, including without limitation the consent of any landlords, lessors or other parties to contracts and commitments included in the Assets, and of all governmental authorities having jurisdiction, including but not limited to, the approval of the

FTC, pursuant to any Decision and Order and/or any other decree or order it may issue specifically with regard to the transaction contemplated hereby (collectively, the “Regulatory Approvals”), to the extent required at or prior to Closing. The parties shall use commercially reasonable efforts to timely obtain all such consents, approvals and authorizations. For purposes hereof, the FTC Decision and Order and/or any other decree or order which may be issued by the FTC regarding the transaction hereunder specifically shall not be deemed to have been “obtained” until after it has become final, including expiration of any applicable comment periods.
ARTICLE VII
Additional Conditions Precedent to Obligations of Buyer
     All obligations of Buyer which are to be discharged under this Agreement at the Closing are subject to the performance at or prior to the Closing of all agreements contained herein which are to be performed by Seller at or prior to the Closing, and to the following additional conditions (unless expressly waived in writing by Buyer at any time prior to the Closing).
     Section 7.1. No Material Adverse Change. There shall not have occurred any material damage to or destruction of any of the buildings and improvements at the Business, nor any other event or occurrence that individually or in the aggregate could reasonably be expected to have a material adverse effect on the condition, business, operations or (in Buyer’s reasonable judgment) prospects of the Business or any substantial portion of the Assets, or which would prevent the carrying out of this Agreement.
     Section 7.2. Title to Real Estate. Seller shall obtain and provide to Buyer, one-half at Buyer’s expense and one-half at Seller’s expense, a commitment for title insurance (collectively, “Title Commitments”) in the amount allocated to Real Property as shown on Exhibit B, from Commerce Title Company, or another title company acceptable to Buyer (the “Title Company”), showing title to each parcel of owned Real Property to be good, marketable and vested in Seller, and describing all Liens (including easements, rights-of-way, reservations, restrictions, outstanding mineral interests and other matters affecting the Real Property or the title thereto). Buyer may further obtain, at its own expense and if it so chooses, an ALTA survey (collectively “Survey”) prepared by a licensed surveyor approved by Buyer and acceptable to the Title Company, with respect to each parcel of Real Property, which shall be sufficient for the Title Company to delete the survey exception contained in the Title Commitments, save and except for the phrase “shortages in area,” and otherwise be in form and content reasonably acceptable to

Buyer. Buyer shall have ten (10) business days from receipt of the Title Commitments and Surveys within which to notify Seller and the Title Company in writing of its objections to the matters affecting the Real Property and the title thereto reflected in the Title Commitments (“Title Objections”), other than as to Permitted Encumbrances. “Permitted Encumbrances” shall mean (i) encroachments, protrusions, boundary line discrepancies, easements, covenants, rights-of-way and other encumbrances or restrictions which do not, individually or in the aggregate, materially restrict or interfere with the use of the Real Property as the same is currently being used, or (as to any acreage described as “undeveloped acres” on the Cemetery Acreage Report described in Section 3.2 above) contemplated to be used as developed cemetery property, (ii) Liens for real property taxes not yet due or payable, (iii) any matters shown on the Title Commitments not objected to by Buyer as provided for above or, if objected to by Buyer, later waived by Buyer as provided for below and (iv) Liens that are created, suffered or assumed by Buyer. Seller shall have thirty (30) days after receipt of the Title Objections (but in no event after the fifth business day preceding Closing) to cure such objections, during which period the Closing will be postponed if necessary (but in no event past the Outside Closing Date). Seller shall not unreasonably withhold its consent to any request from the Title Company or the Buyer concerning Title Objections. Upon cure of the Title Objections, the parties shall perform this Agreement according to its terms. If such Title Objections are not cured to Buyer’s reasonable satisfaction within such fifteen (15) day period, Buyer shall have the option either (a) to terminate this Agreement, or (b) to waive any Title Objection, and, in such event, proceed to close this Agreement and the transaction provided for herein.
     At Closing or soon thereafter as practicable, the Title Company shall issue, one-half at Buyer’s expense and one-half at Seller’s expense, its title insurance policy consistent with its previous Title Commitments approved by Buyer.
     Section 7.3. Inspections. Prior to Closing, Buyer shall have the right, at Buyer’s expense, to obtain such inspections of the Real Property or any portion thereof as it deems appropriate including, but not limited to:
     (a) Inspections of the buildings, the roofs, heating, ventilating, and air conditioning systems, and electrical and plumbing systems and otherwise associated with the buildings’ condition and compliance with OSHA, ADA and other applicable rules and regulations; and

     (b) Inspections for the purpose of performing a Phase One environmental assessment and such other inspections and assessments (including Phase Two environmental assessments) the necessity for which is reasonably indicated in the Phase One assessment.
     If as a result of such inspections any matter is discovered that materially reduces the value of the Business taken as a whole, Buyer shall have the right to object to such finding prior to Closing. Any such matter discovered as a result of such inspections and not objected to by Buyer shall be deemed to be accepted by Buyer and Buyer shall have no further right to object thereto or assert a claim against Seller as a result thereof. For a period of thirty (30) days following receipt of any objection by Buyer (but in no event after the fifth business day preceding Closing), Seller shall have the option but not the obligation to cure any of the above described matters objected to by Buyer, during which period the Closing will be postponed if necessary (but in no event past the Outside Closing Date). If Buyer’s objections are not cured within such thirty (30) day period, Buyer shall have the option either (a) to not close this Agreement, or (b) to waive Buyer’s objections, and, in such event, proceed to close this Agreement and the transaction provided for herein.
ARTICLE VIII
Survival of Representations, Warranties and Covenants; Indemnification
     Section 8.1. Nature of Representations. For purposes of this Agreement, the contents of all exhibits, certificates, Schedules, and other items incorporated herein by reference shall, in addition to the representations and warranties made in this Agreement, constitute representations and warranties made in this Agreement by Seller or Buyer, as the case may be.
     Section 8.2. Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the parties made in this Agreement shall survive the Closing and any investigation by the parties with respect thereto, and shall continue in full force and effect thereafter as follows:
     (a) The representations and warranties set out in Sections 3.1, 3.5 (first sentence only), 4.1 and 10.4, for a period extending until 30 days following expiration of the statute of limitations pertaining to written agreements in the State of Texas (including any suspensions, tollings or extensions thereof and application of the discovery rule);
     (b) The representations and warranties set forth in Section 3.14, for a period extending until 30 days following expiration of the statute of limitations under applicable federal and state environmental laws (including any suspensions, tollings or extensions thereof and application of the discovery rule);

     (c) All other representations and warranties made in this Agreement, for a period of two (2) years after the Closing Date; and
     (d) All covenants and agreements made in this Agreement, including without limitation those set forth in Sections 1.4 and 1.5, for the period specified in this Agreement, or if no period is specified, then for a period equal to the statute of limitations pertaining to written agreements in the State of Texas (including any suspensions, tollings or extensions thereof and application of the discovery rule).
     (e) No representation, warranty, covenant or agreement shall expire as to which a claim has been submitted in writing to the party against which recourse is sought hereunder prior to the time called for expiration as provided above.
     (f) No representation or warranty of Seller under Article III shall survive the Closing as to which the Seller demonstrates by a preponderance of the evidence was actually known to be materially untrue as of the Closing Date by a person identified on Exhibit E. No representation or warranty of Buyer under Article IV shall survive the Closing as to which the Buyer demonstrates by a preponderance of the evidence was actually known to be materially untrue as of the Closing Date by a person identified on Exhibit F.
     Section 8.3. Indemnification by Seller.
     (a) Seller agrees to indemnify and hold Buyer, its affiliates, officers, directors and employees, and their respective successors and assigns, harmless from all damages, liabilities, obligations, claims, adverse results, losses or expenses (including, without limitation, interest and penalties, reasonable attorneys’ fees and expenses, any one such item being herein called a “Loss” and all such items being herein collectively called “Losses”) suffered or paid, directly or indirectly, as a result of or arising out of:
     (i) any breach or default in the performance by the Seller of any covenant or agreement of the Seller contained in this Agreement or any related document executed pursuant hereto;
     (ii) any breach of warranty or inaccurate or erroneous representation made by the Seller herein; and
     (iii) the failure of the Seller to fully pay and discharge as and when same are due all obligations, liabilities and/or duties relating to or arising from the Business other than the Assumed Liabilities.
     (b) The Seller shall reimburse the Buyer an amount satisfactory to compensate the Buyer for any Loss arising from an event or circumstance to which the foregoing indemnities relate. Provided, however, Buyer acknowledges that the afore-described indemnification responsibilities of the Seller hereunder shall be, notwithstanding the prior terms hereof, limited as follows:
     (i) In order to avoid double recovery by Buyer, Seller will be entitled to receive as a credit against the amount owed to the Buyer under the foregoing indemnification provisions an amount (if any) equal to the net proceeds actually received by Buyer under any insurance policy for a Loss for which the Seller agreed to indemnify the Buyer under this Section 8.3; provided, however, that if Buyer has the right to receive insurance proceeds in respect of such an indemnifiable claim but has not actually received those proceeds at the time an indemnity payment is due from Seller hereunder, Seller shall be obligated to pay the full amount of Losses to Buyer in accordance with this Agreement, and upon Buyer’s receipt of such insurance proceeds, then to the extent that such proceeds serve to reduce Losses actually paid by Seller in accordance with this subparagraph (i), Buyer shall remit the amount thereof to Seller.
     (ii) Buyer shall have no claim for indemnification hereunder until the total amount of all Losses which would otherwise be subject to indemnification hereunder exceeds $90,000, and then only to the extent of such excess; and in no event shall the aggregate amount of all Losses subject to indemnification under this Section 8.3 exceed 100% of the Purchase Price; provided, however, that the foregoing limitations shall in no event apply to any claims arising out of or in connection with Section 1.5, 8.3(a)(ii) (insofar as it relates to Section 5.17) or 8.3(a)(iii) hereof.
     (iii) the indemnification obligations of the Seller hereunder shall be exclusive remedy of the Buyer with respect to any matter subject to indemnification hereunder.
     Section 8.4. Indemnification by Buyer.
     (a) Buyer agrees to indemnify and hold Seller, Seller’s successors and assigns, harmless from all Losses suffered or paid, directly or indirectly, as a result of or arising out of:
     (i) any breach or default in the performance by the Buyer of any covenant or agreement of the Buyer contained in this Agreement or any related document executed pursuant hereto;
     (ii) any breach of warranty or inaccurate or erroneous representation made by the Buyer herein; and

     (iii) the failure of the Buyer to fully pay and discharge as and when same are due the Assumed Liabilities; and
     (iv) obligations, liabilities and/or duties relating to or arising from Buyer’s ownership and operation of the Business from and after the Effective Time (except as to any matter as to which Seller is obligated to provide indemnification hereunder).
     (b) The Buyer shall reimburse the Seller an amount satisfactory to compensate the Seller for any Loss arising from an event or circumstance to which the foregoing indemnities relate. Provided, however, Seller acknowledges that the afore-described indemnification responsibilities of the Buyer hereunder shall be, notwithstanding the prior terms hereof, limited as follows:
     (i) in no event shall the aggregate amount of all Losses subject to indemnification under this Section 8.4 exceed 100% of the Purchase Price; provided, however, that the foregoing limitations shall in no event apply to any claims arising out of or in connection with Section 1.4 or 8.4(a)(iii) hereof; and
     (ii) the indemnification obligations of the Buyer hereunder shall be exclusive remedy of the Seller with respect to any matter subject to indemnification hereunder.
     Section 8.5. Assertion of Claims. No claim shall be brought by any Indemnitee (as defined below) against any Indemnitor (as defined below) under this Article VIII, and no Indemnitee shall be entitled to receive any payment with respect thereto, unless the Indemnitee gives the Indemnitor written notice of the existence of any such claim, specifying in reasonable detail the basis therefor, prior to the expiration of the applicable time period set forth in Section 8.2 above. Except as set forth in this Article VIII, if the Indemnitee and Indemnitor fail to reach a mutually acceptable resolution of such claim within thirty (30) days after the giving of such notice, the Indemnitee shall have the right to commence legal proceedings for the enforcement of their rights pursuant to Section 8.6 hereof.
     Section 8.6. Dispute Resolution.
     (a) Any and all disputes among the parties to this Agreement (defined for the purpose of this provision to include their principals, agents and/or affiliates) arising out of or in connection with the negotiation, execution, interpretation, performance or nonperformance of this Agreement and the transaction contemplated herein shall be solely and finally settled by arbitration, which shall be conducted in Houston, Texas by a single arbitrator selected by the parties. The arbitrator shall be a lawyer familiar with business transactions of the type contemplated in this Agreement who shall not have been previously employed or affiliated with any of the parties hereto. If the parties fail to agree on the arbitrator within thirty (30) days of the date one of them invokes this arbitration provision, either party may apply to the American Arbitration Association to make the appointment.
     (b) The parties hereby renounce all recourse to litigation and agree that the award of the arbitrator shall be final and subject to no judicial review, absent fraud or manifest error. The arbitrator shall conduct the proceedings pursuant to the Commercial Arbitration Rules of the American Arbitration Association, as now or hereafter amended (the “Rules”).
     (c) The arbitrator shall decide the issues submitted (i) in accordance with the provisions and commercial purposes of this Agreement, and (ii) with all substantive questions of law determined under the laws of the State of Texas (without regard to its principles of conflicts of laws). The arbitrator shall promptly hear and determine (after giving the parties due notice and a reasonable opportunity to be heard) the issues submitted and shall render a decision in writing within sixty (60) days after the appointment of the arbitrator.
     (d) The parties agree to facilitate the arbitration by (i) conducting arbitration hearings to the greatest extent possible on successive days, and (ii) observing strictly the time periods established by the Rules or by the arbitrator for submission of evidence or briefs.
     (e) Judgment on the award of the arbitrator may be entered in any court having jurisdiction over the party against which enforcement of the award is being sought and the parties hereby irrevocably consent to the jurisdiction of any such court for the purpose of enforcing any such award. The arbitrator shall divide all costs (other than fees and expenses of counsel) incurred in conducting the arbitration in the final award in accordance with what the arbitrator deems just and equitable under the circumstances.
     (f) The parties hereto agree that the provisions of this Section 8.6 shall not be construed to prohibit any party from obtaining, in the proper case, specific performance or injunctive relief with respect to the enforcement of any covenant or agreement of another party to this Agreement.
     Section 8.7. Defense of Claims.
     (a) If any claim or action by a third party arises after the Closing Date for which an Indemnitor is liable under the terms of this Agreement, then the Indemnitee shall notify the Indemnitor promptly after such claim or action arises and is known to the Indemnitee (provided no failure or delay in providing such notice shall impair Indemnitee’s right or Indemnitor’s obligations hereunder except to the extent such failure or delay has materially prejudiced Indemnitor’s ability to defend such claim or action), and, provided Indemnitor in writing accepts responsibility for indemnity hereunder, shall give the Indemnitor a reasonable opportunity: (i) to take part in any examination of any books and records; (ii) to conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnitee; (iii) to take all other required steps or proceedings to settle or defend any such claim or action; and (iv) to employ counsel to contest any such claim or action in the name of the Indemnitee or otherwise. If the Indemnitor wishes to assume the defense of such claim or action, it shall give written notice to the Indemnitee and within 10 days thereafter, Indemnitee shall permit, and Indemnitor shall thereafter assume, the defense of any such claim or liability, through counsel reasonably satisfactory to the Indemnitee; provided that the Indemnitee may participate in such defense (including involvement in strategic decisions, including but not limited to public relations issues) at its own expense. Any such settlement by Indemnitor shall require Indemnitee’s prior written consent (which shall not be unreasonably withheld), unless Indemnitee is being released in accordance with such settlement, such settlement involves only the payment of money, and Indemnitor has assumed sole responsibility for such payment. In addition, Indemnitee’s consent shall be required if such settlement would not require all adverse parties to maintain the confidentiality of such settlement and to refrain from making any public statements in connection therewith.
     (b) If the Indemnitor shall not assume the defense of any such claim or action, the Indemnitee may defend against any such claim or action in such manner as it may deem appropriate (provided that the Indemnitor may participate in such defense at its own expense); provided, however, that the Indemnitee may not settle such claim or action, without the prior written consent of the Indemnitor. If no settlement of such claim or action is made, the Indemnitor, jointly and severally, shall satisfy any judgment rendered with respect to such claim or in such action, before the Indemnitee is required to do so, and pay all expenses, legal or otherwise, including attorneys’ fees and costs reasonably and necessarily incurred by the Indemnitee in the defense of such claim or action.
     Section 8.8. Insurance Cooperation. The parties shall cooperate with each other to maximize the availability of insurance coverage under the policies maintained by Seller immediately preceding the Closing Date for claims or actions by third parties which may be subject to indemnification pursuant to Sections 8.3 and 8.4, and, if the insurance carrier for such policies agrees to defend such claim, such defense shall be tendered to such insurance carrier and the rights of the parties between themselves regarding the assumption and control of such defense shall be subject to the reasonable requirements of such insurance carrier.
     Section 8.9. Definitions.
     (a) In the case of a claim of indemnification brought pursuant to Section 8.3, “Indemnitee” shall mean Buyer and its affiliates, officers, directors and employees, and their respective successors and assigns, and in the case of a claim of indemnification brought pursuant to Section 8.4, it shall mean Seller and Seller’s successors or assigns.
     (b) In the case of a claim of indemnification brought pursuant to Section 8.3, “Indemnitor” shall mean Seller, and in the case of a claim of indemnification brought pursuant to Section 8.4, it shall mean Buyer.
ARTICLE IX
Termination
     Section 9.1. Termination of Agreement. The parties may terminate this Agreement only as provided below:
     (a) Mutual Consent. The Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;
     (b) Termination by Seller. The Seller may terminate this Agreement prior to Closing by delivering written notice of termination to Buyer, if:
     (i) the approval of the board of directors of Seller required by Section 6.4(a) is not obtained on or before the Approval Date, and has still not been obtained on or before delivery of such termination notice;
     (ii) the approval of the board of directors of Buyer required by Section 6.4(b) is not obtained on or before the Approval Date, and Seller has not received notice of such board approval as required in Section 4.1(a) on or before delivery of such termination notice;
     (iii) if any Regulatory Approvals required by Section 6.5 are not obtained on or before February 28, 2007, so long as Seller has expended commercially reasonable efforts to obtain such approvals;
     (iv) if at any time the Buyer is in material breach of any of its representations, warranties or obligations under this Agreement, which breach has not been cured (if capable of being cured) within thirty (30) calendar days after the Seller has given written notice of such material breach to Buyer (but in no event past the fifth business day preceding the Outside Closing Date);

     (v) if Buyer has failed by December 15, 2006 to secure adequate financing to consummate the transactions set forth in this Agreement, provided that Buyer may demonstrate adequate financing by having available to it or its affiliates in cash, liquid investments or availability under its line of credit an amount not less than the Purchase Price;
     (vi) if the FTC conditions its approval of this Agreement or the transaction contemplated hereby in a manner that has a material adverse effect on the benefits that Seller expects to derive from the transaction contemplated by this Agreement, or the FTC staff advises the parties that Buyer is not an acceptable purchaser of the Assets or that the Agreement is not acceptable, and despite the parties’ good faith efforts to modify such agreement, negotiations with the FTC staff have terminated without a mutually acceptable resolution; or
     (vii) if for any other reason, the Closing shall not have occurred on or before March 15, 2007.
     (c) Termination by Buyer. The Buyer may terminate this Agreement prior to Closing by delivering written notice of termination to Seller:
     (i) if the approval of the board of directors of Buyer required by Section 6.4(b) is not obtained on or before the Approval Date, and has still not been obtained on or before delivery of such termination notice;
     (ii) if the approval of the board of directors of Seller required by Section 6.4(a) is not obtained on or before the Approval Date, and Buyer has not received notice of such board approval as required in Section 3.1 on or before delivery of such termination notice;
     (iii) if any Regulatory Approvals required by Section 6.5 are not obtained on or before February 28, 2007, so long as Buyer has expended commercially reasonable efforts to obtain such approvals;
     (iv) if at any time the Seller is in material breach of any of its representations, warranties or obligations under this Agreement, which breach has not been cured (if capable of being cured) within thirty (30) calendar days after the Buyer has given written notice of such material breach to Buyer (but in no event past the fifth business day preceding the Outside Closing Date);
     (v) under Section 7.2 hereof;
     (vi) under Section 7.3 hereof; or

     (vii) if at any time the Schedules to Exhibit A hereto (as they exist on the Website and/or in the compact disk to be delivered at Closing as contemplated in Section 3.6) are different from the information that was contained on the Website (according to a written document control list delivered by Seller to Buyer as of 5:00 p.m. CST on the business day immediately preceding on the date of this Agreement, which shall include all documents on the Website to which Buyer has access) to such an extent that the difference would (in the reasonable judgment of a third party) have a material adverse effect on the value of the Business and the Assets to be purchased hereunder.
     (d) Break-Up Fee. In the event that this Agreement terminates for any reason other than (I) a termination by the parties in accordance with Section 9.1(a), (II) a termination by Seller in accordance with Section 9.1(b)(i), Section 9.1(b)(iii) or Section 9.1(b)(vi), or (III) a termination by Buyer in accordance with Section 9.1(c)(ii), Section 9.1(c)(iii), Section 9.1(c)(iv), Section 9.1(c)(v), Section 9.1(c)(vi) or Section 9.1(c)(vii), Buyer shall be obligated to pay Seller a break-up fee equal to ten percent (10%) of the Purchase Price (the “Break-Up Fee”). The parties agree that the Break-Up fee is reasonable in that it reimburses Seller for its costs in connection with the proposed transaction and compensates Seller for lost opportunity costs associated with the pursuit of the proposed transaction. The Break-Up Fee shall be the sole recourse and remedy against Buyer for any failure for Closing to occur hereunder as specified in this Section 9.1, including but not limited to any such failure constituting or caused by any breach hereof by Buyer.
     (e) Effect of Termination. In the event of a termination of this Agreement pursuant to Section 9.1(a)-(c) above, this Agreement shall forthwith become void and have no effect, without liability on the part of any party or its affiliates, directors, officers or stockholders, except that (i) Buyer’s obligation to pay the Break-Up Fee solely under the circumstances described in Section 9.1(d), and (ii) Sections 8.6, 10.1, 10.2, 10.3, 10.4 and 10.5 hereof, shall survive such termination.
ARTICLE X
Miscellaneous
     Section 10.1. Notices. All notices provided for hereunder shall be in writing and shall be deemed to be given:
     (a) When delivered to the individual, or to an officer of the party, to which the notice is directed;

     (b) Three (3) days after the same has been deposited in the United States mail, sent Certified or Registered mail with Return Receipt Requested, postage prepaid and addressed as provided in this Section; or
     (c) When delivered by a generally recognized overnight delivery service (including United States Express Mail), with receipt acknowledged and with all charges prepaid by the sender addressed as provided in this Section. Notices shall be directed as follows:
(1)	if to SCI Funeral Services (with notices being sent to SCI Funeral Services only before the Alderwoods Merger Closing Date), to:
President
SCI Funeral Services, Inc.
1929 Allen Parkway
Houston, Texas 77019
with a copy to:
General Counsel
Service Corporation International
1929 Allen Parkway
Houston, Texas 77019
(2)	if to Seller (with notices being sent to Seller only on and after the Alderwoods Merger Closing Date), to:
President
Alderwoods Group (California), Inc.
1929 Allen Parkway
Houston, Texas 77019
with a copy to:
General Counsel
Service Corporation International
1929 Allen Parkway
Houston, Texas 77019
(3)	if to Buyer, to:
Carriage Cemetery Services, Inc.
3040 Post Oak Blvd, Suite 300
Houston, Texas 77056
Attn: President
with a copy to:
Thompson & Knight, LLP
333 Clay, Suite 3300
Houston, Texas 77002
Attn: W. Christopher Schaeper

or at such other place or places or to such other person or persons as shall be designated by like notice by any party hereto.
     Section 10.2. Expenses. Each party hereto shall pay its own expenses, including without limitation, fees and expenses of its agents, representatives, counsel, auditors, and accountants incidental to the preparation and carrying out of this Agreement.
     Section 10.3. Attorney’s Fees. In the event of any controversy, claim or dispute between or among any of the parties hereto arising out of or relating to this Agreement, or any default or breach or alleged default or breach hereof, the prevailing party shall be entitled to be reimbursed by the other party for its reasonable attorney’s fees and costs associated therewith.
     Section 10.4. Brokers. Buyer warrants that it has not engaged the services of a broker in connection with the transactions described in this Agreement. Buyer agrees to indemnify Seller against any claim by any third person for any commission, brokerage or finder’s fee or other payments based upon any alleged agreement or understanding between such third party and Buyer, whether expressed or implied. Seller warrants that it has not engaged the services of a broker in connection with the transactions described in this Agreement, other than Johnson Consulting Agreement, the fees and expenses of which shall be solely Seller’s responsibility. Seller agrees to indemnify Buyer against any claim by Johnson Consulting Group or any other person for any commission, brokerage or finder’s fee or any other payment based upon any alleged agreement or understanding between such third person and Seller, whether expressed or implied.
     Section 10.5. Publicity. The parties shall consult with each other prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby, and shall not issue any such press release or public statement prior to such consultation.
     Section 10.6. Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties. Notwithstanding the foregoing, (i) prior to Closing, Buyer may designate one or more of its affiliates to acquire all or any portion of the Business, provided that any such assignee shall assume any Assumed Liabilities applicable to the portion of the Business being so purchased, and (ii) following the Closing, Buyer (or such affiliate) may assign all or any portion of this Agreement, including its rights and interests in the representations, warranties, covenants and indemnities hereunder, without the consent of the Seller to a successor-in-interest in all or any portion of the Business (whether by merger, sale of assets or otherwise); provided that in either such event, Buyer shall not thereby be relieved of its obligations hereunder. Nothing in this Agreement, expressed or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.
     Section 10.7. Entire Agreement; Amendment. This Agreement together with the other agreements and the Decision and Order provided for herein embody the whole agreement of the parties. There are no promises, terms, conditions, or obligations other than those contained herein. All previous negotiations between the parties, either verbal or written, not herein contained are hereby withdrawn and annulled. This Agreement shall supersede all previous communications, representations, or agreements, either verbal or written, between the parties hereto. Exhibits A and C (and the Schedules in Exhibit A) shall be provided and, if applicable, updated in the manner described in Sections 3.6 and 5.1. Exhibits B, D, E and F shall be mutually agreed upon in writing by the parties on or before the fifth business day before the Closing Date, whereupon they shall be incorporated into this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each party hereto.
     Section 10.8. Captions; Counterparts. The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     Section 10.9. Tax Identification Numbers. Buyer’s Federal Tax Identification Number is 76-0592642. Seller’s Federal Tax Identification Number is 94-2268419.
     Section 10.10. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas.
(Remainder of Page Intentionally Left Blank)

     IN WITNESS WHEREOF, the undersigned parties hereto have duly executed this Agreement on the date first above written.

Buyer:		SCI Funeral Services:

CARRIAGE CEMETERY SERVICES, INC.		SCI FUNERAL SERVICES, INC.

By:	/s/ Melvin C. Payne	By:	/s/ Curtis G. Briggs
	MELVIN C. PAYNE, Chairman and Chief Executive Officer		CURTIS G. BRIGGS, President

JOINDER OF SELLER
     ALDERWOODS GROUP (CALIFORNIA), INC. hereby joins in this Agreement to confirm its assumption of the obligations of “Seller” in accordance with the terms of “Terms of Contingency” Section set forth above.

Seller:

ALDERWOODS GROUP (CALIFORNIA), INC.

By: /s/ Curtis G. Briggs
Date:	November 30, 2006
GUARANTY
     SCI CALIFORNIA FUNERAL SERVICES, INC., for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby joins in the execution of this Agreement to evidence its unconditional and irrevocable guaranty of the obligations of the Seller in this Agreement.

Guarantor:

SCI CALIFORNIA FUNERAL SERVICES, INC.

By: /s/ Curtis G. Briggs
Date:	November 30, 2006